C:\MyFiles\biloxidgn.lv.wpd

DESIGN CONTRACT

GEORGIA, GLYNN COUNTY

AN AGREEMENT, made as of this 20 day of ~~June~~ July, 1999, by and between **Shell Landing Development, Inc. and McIntyre Golf Development** corporations under the laws of the state of __________, hereafter called "Owner", and **LOVE ENTERPRISES AND ASSOCIATES, INC.**, a Georgia Corporation, hereinafter called **"Designer"** and **Davis Love, III**, hereinafter called **"Love"**.

WHEREAS, it is the intention of Owner to construct an eighteen hole golf course (location) ~~Harrison~~ Jackson County, ~~Biloxi~~ Gautier, Mississippi, "Golf Course" and,

WHEREAS, Designer is to undertake the design and inspection of the Golf Course.

NOW THEREFORE, for and in consideration of the sum of One Dollar ($1.00) and other valuable consideration set forth herein, the parties hereto agree as follows:

WITNESSETH

A. **The Designer agrees :**

1. To conduct preliminary studies; to designate the most suitable area for locating the Golf Course within the parameters established by Owner, and to prepare a Design and Routing Plan for said Golf Course and all revisions and alterations as are required. The Routing Plan will delineate the approximate location of tees, greens, fairway centerlines, fairway boundaries, practice facility, clubhouse and related amenities, and maintenance area and other items commonly associated with Golf Courses.

2. To design the Golf Course, including preparation of plans, sketches, specifications, and working drawings for the eighteen hole Golf Course (the "Plan Documents"). The Plan Documents shall be sufficient for the construction of the Golf Course and include, but not be limited to, drawings, sketches and specifications for stakeout, clearing, surface drainage (in coordination with Owner's engineer's drainage plan), earthwork (excluding dams and ponds), greens, tees, bunkers, fairway and rough development, and irrigation system (excluding water supply, wells, pumps, and power supply). A color rendering will be developed and provided to Owner for presentation and sales purposes. All design work which requires a professional engineer's stamp will be coordinated with the Owner's engineer. Any proposed changes to the Plan Documents shall be approved by the Designer. The Owner or Owner's engineer will be responsible for all environmental approvals, erosion control engineering, storm drainage plan, relating pipe drainage and storm control structures, water supply, wells, power source to pump station, maintenance building and utilities. In addition, surveying will be the responsibility of a surveyor hired by Owner.

3. To furnish preliminary estimates of the cost of construction with support for such estimates, but without, however, guaranteeing the accuracy of such estimates.

4. To inspect the construction work and endeavor to guard Owner against defects and deficiencies in the work of the contractors and sub-contractors without, however, guaranteeing the performance of their

contracts. Throughout the progress of the construction work on the Golf Course (the "Construction Work") Designer will assign one of it's personnel (the "Design Associate") to consult with Owner on a regular basis. The Design Associate will monitor the work of the contractor in regards to the design of the Golf Course and the performance of the Construction Work in order to assist Owner in evaluating whether or not the Plan Documents are implemented during the Construction Work. Designer will direct the Design Associate to periodically visit the Golf Course site in order to monitor actual adherence to Designer's design concept.

5. To cooperate with and assist Owner in obtaining all permits and approvals as may be required by local, state and federal agencies for construction of the Golf Course, including, at Owner's request, attending and participating in meetings and hearings for such permits and approvals, provided that Owner furnishes Designer with reasonable advance notice of such meetings and hearings.

6. To consult with Owner on matters relating to the development of viable turf for the Golf Course.

B. Love, Designer and Owner agree :

1. That Love will be available for a minimum of four visits to the Golf Course which may include promotional activities including grand opening ceremonies, but are basically intended for site design activities.

2. Owner shall have the perpetual right to use, subject to the provisions herein, and hereby is licensed to use, Davis Love, III's name, likeness,

facsimile signature, photograph and golf accomplishments on all promotional materials, signs and print, media and television advertisement for the Golf Course. Owner agrees to consult with Designer for the purpose of developing a mutually acceptable strategy for such use of Designer's name and/or Davis Love, III's name, likeness, facsimile signature, photograph and golf accomplishments on it's promotional materials and Owner agrees that it will not in any way make or permit any use of Designer's name and/or Love's name, likeness, facsimile signature, photograph and golf accomplishments without the express written approval of Designer prior to use. Such use must be limited to Designer's and/or Love's role as Designer of the Golf Course and will not extend beyond the Golf Course to include the promotion of any other development, whether commercial, residential or other, or other facility in the same complex of Golf Course, except for references to the fact that Designer and/or Love designed the Golf Course. Owner will submit a copy of any such proposed use to Designer for approval prior to use and Designer will advise Owner of it's approval or disapproval within ten(10) business days of it's receipt of such proposed use. ("Business days" shall mean Monday through Friday.) If Designer has not responded within a ten (10) day business period, the proposed use will be deemed approved. No approval shall be required for promotional material of advertisements that use the name "Davis Love, III" solely to reference him as the Designer of the Golf Course. Approval of photographs will require the submission of actual production photography. Owner will be responsible for

enforcing compliance with the provisions of this paragraph by all other parties involved with the Golf Course. Owner will furnish Designer with copies of all photographs taken and film and videotape footage shot by or on behalf of Owner which involve Love and Designer will have the right to use all or any part of such materials and any reproductions thereof. The Owner's right to continued use of Designer's name and/or Davis Love, III's name, photographs and golf accomplishments after the construction of the Golf Course is conditioned solely on Owner maintaining the Golf Course in a manner which meets with the reasonable satisfaction of Love and Designer and on the Owner not making any substantial changes in the design or layout of the Golf Course after completion of the Golf Course without the prior reasonable written approval of Love and Designer. In the event Love or Designer intends to terminate such right to use Designer's name and/or Love's name, photographs and golf accomplishments, Designer shall provide Owner with ninety (90) days prior written notice and an opportunity to cure the problem.

C. **The Owner agrees:**

1. To pay Designer the sum of $ **400,000.00** as follows:

    (i) The sum of $ **40,000.00** upon closing the loan for the Golf Course but not later than ~~**July 31, 1999**~~ August 31.

    (ii) The sum of $ **60,000.00** upon completion of the Routing Plan and land phase described in Section A.1 hereof;

    (iii) The sum of $ **75,000.00** upon completion of the final version of the Plan Documents;

(iv) The sum of **$ 200,000.00** to be paid during the construction phase payable in equal monthly installments not to exceed 12 months; 5 @ 40,000

(v) The sum of **$ 25,000.00** to be paid during the grow-in phase payable in equal monthly installments but not to exceed six months. 4 @ 6250

(vi) If construction of the Golf Course has not begun prior to December 31, 1999, then the fee of **$ 200,000.00** during the construction phase shall be increased by six percent (6%) and by six percent (6%) for each calendar year thereafter until said work is begun.

(vii) **Shell Landing Development** will be responsible for the first **$250,000** of the design fee and all travel expenses. **McIntyre Golf Development** will be responsible for the last **$150,000** of design fees.

(viii) In the event that the Owner fails to pay the sum due Designer within 45 days of Owner's receipt of Designer's statements to be rendered hereunder, Owner agrees to pay the sum of one and one-half percent (1 ½ %) per month as interest and carrying charges on the unpaid balance, until paid, and all costs of collection incurred by Designer, including attorney's fees and costs should the collection be referred to an attorney or assigned for collection.

2. To make no deductions from Designer's compensation on account of penalty, liquidated damages or other sums withheld from payment to

the contractors.

3. In addition to the compensation aforesaid, to reimburse Designer for reasonable, documented out-of-town travel expenses of it's employees incurred in connection with the performance of this Agreement to be payable within 45 days of the receipt by Owner of Designer's statements.

4. To furnish Designer at Owner's expense, so far as the work under this agreement may require, with a complete and accurate topographical survey of the property, giving, where pertinent, the 100 year flood plain elevation; all designated wetlands; the grades and lines of streets, pavements and adjoining properties; the rights, restrictions, easements, boundaries and contours of the building site; full information as to sewer, water, gas and electrical services; borings or test pits; chemical, mechanical or other tests. As requested by Designer, to stake out the Golf Course centerlines and Golf Course boundaries.

5. To furnish the services of consultants when such services are deemed by the Owner necessary or appropriate for the project such approval not to be unreasonably withheld. Such consultants may include, among others, soil, civil, hydrologic or other engineers, irrigation consultants, archaeologists, land planners, and wetland, wildlife or botanical specialists.

6. That upon completion of performance by Designer as hereinafter defined, the maintenance, operation and use of said Golf Course and its appurtenances are solely and entirely Owner's responsibility and Owner agrees to waive, to hold harmless and to indemnify Designer,

it's officers, employees and agents, against any and all claims of liability, and liability of any nature arising out of or connected with the maintenance, operation, or use of said Golf Course, including costs of defense and attorney's fees of any actions or suits.

D. **The Parties hereto mutually agree:**

1. At any time, Owner may by written notice have the right to terminate this Agreement provided, however, that all services thereto rendered hereunder by Designer shall have been paid in full in accordance with the provisions of Section B hereof including payments for the pro rata portion of completed plans, specifications and working drawings. If Owner subsequently determines to proceed with construction of a golf course on the site, it shall give notice of such determination to Designer and all the terms of this Agreement shall apply.

2. The compensation provided herein to be paid Designer for the Routing and Plan has been fixed on the premises that the Designer will prepare the plans, sketches, working drawings, and specifications, and will undertake periodic inspection of construction of the Golf Course. Consequently, Owner has no right either to use the Routing Plan prepared by Designer without employing Designer's services or to transfer possession of same, or any right to allow the use of same by any third party, except to the extent that any part of the plans, sketches, working drawings and specifications have been implemented.

3. All plans, working drawings, sketches and specifications are the property of Designer whether or not the work for which they are made be executed until such time as the Golf Course is completed at which

time ownership of the Plan Documents and all other related plans or other written materials which are then in the possession of Owner shall be deemed assigned to Owner and all such written materials which are then in the possession of Designer may be retained by Designer. However, Designer agrees to supply Owner with a reasonable number of reproductions of all drawings, plans and specifications which Owner may require for it's own use. Designer reserves the right to photograph, sketch or in any other manner reproduce a likeness of any or all portions of the Golf Course and without restriction, except as hereinafter described, to use such materials as it deems appropriate.

4. All plans submitted by Designer as provided hereunder are schematic only and changes according to terrain as construction develops are at the option of the Designer, but subject to Owner's approval if such changes will result in cost increases to Owner.

5. The performance of Designer shall be considered completed under the Agreement when the Golf Course opens.

6. The Agreement is not assignable by either Party without written consent of the other. Notwithstanding the above, Owner may assign it's rights hereunder to a successor entity or another entity controlled by or under common control with Owner.

7. Each Party represents that all necessary steps have been taken by them to authorize the execution and delivery of this agreement.

8. This agreement and any disputes thereunder shall be subject to and governed by the laws of the State of Georgia.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first aforesaid.

Shell Landing Development, Inc.

BY: ______________________

ITS: Pres

ATTEST: ______________________

ITS: Trau Eplin

Mc Intyre Golf Development

BY: ______________________

ITS: Vice President

ATTEST: ______________________

ITS: ______________________

Love Enterprises & Associates, Inc.

BY: ______________________

ITS: President

ATTEST: ______________________

ITS: treasurer

(Specifically as to Section A.6)

______________________ (Seal)

Davis Love III

FAX COVER SHEET

Send to: Azur	**From: Kenny Hughes**
Attention: Albert Lazo	Date: 11/4/04
Office location:	Office location: Gautier
Fax number: (305)442-9126	Phone number: (228)497-LOVE

☐ **Urgent** ☐ **Reply ASAP** ☐ **Please comment** ☐ **Please review** ☐ **For your information**

Total pages, including cover: 11

Comments:

If you have any further questions please don't hesitate to give me a call at (228)497-5683 or toll free (866)851-0541.

Thank you,

Kenny Hughes
General Manager